Exhibit 10.51

Philip Morris International Inc. Tax Return Preparation Services Policy
The Registrant has policies under which tax return preparation services of a third-party tax adviser are made available to management employees. Eligible employees can elect to make monetary contributions toward these services or may otherwise elect to receive an allowance to use a tax adviser of their choice. Participating employees are required to include any taxable benefit of the program in their annual tax returns. Tax preparation services under the Registrant's international assignment policy are fully paid by the Registrant, and no contribution is made by the employees.